Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
VelocityShares 3x Inverse Natural Gas ETN Linked to the S&P GSCI® Natural Gas Index ER due February 9, 2032	$1,481,250	$202.04

Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

January 14, 2013

Pricing Supplement Addendum No. 106 dated January 14, 2013

To the Pricing Supplement No. VLS ETN-3/A3 dated January 2, 2013,

Prospectus Supplement dated March 23, 2012

and Prospectus dated March 23, 2012

VelocityShares™ 3x Inverse Natural Gas ETN Linked to the S&P GSCI® Natural Gas Index ER due February 9, 2032 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D530/US22542D5308

NYSE Arca Ticker Symbol:	DGAZ

Aggregate Offering Price of ETNs:	$1,481,250

Public Offering Price per ETN:	$19.75

Principal Amount of ETNs:	$3,750,000

Principal Amount per ETN:	$50.00

Trade Date:	January 14, 2013

Settlement Date:	January 17, 2013

Agent:	Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU may charge investors a redemption charge of up to 0.05% of the stated principal amount of any ETN that is redeemed at the investor’s option. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-17 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse